Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-75378) pertaining to the 2001 Stock Option Plan for Directors and 2001 Stock Purchase Plan for Officers and Employees

(2)	Registration Statement (Form S-8 No. 333-132175) pertaining to the 2005 Stock Incentive Plan of Calavo Growers, Inc.
of our reports dated January 15, 2007, with respect to the consolidated financial statements and schedule of Calavo Growers, Inc., Calavo Growers, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Calavo Growers, Inc., included in its Annual Report (Form 10-K) for the year ended October 31, 2006.
/s/ Ernst & Young LLP
Woodland Hills, California
January 15, 2007

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